EXHIBIT 23.9
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
          Pursuant to §230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named in the Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Royal American Corporation with and into Midwest Banc Holdings, Inc., as a person who is expected to become a director of Midwest Banc Holdings, Inc., upon the consummation of such merger. As of the effective time of the Registration Statement, the undersigned will not be a member of the Board of Directors of Midwest Banc Holdings, Inc., and will not be required to sign the Registration Statement.

March 27, 2006	/s/ Thomas A. Rosenquist

Thomas A. Rosenquist